Exhibit 99.1

Gulf Island Fabrication, Inc. Reports Fourth Quarter Earnings

HOUSTON--(BUSINESS WIRE)--February 26, 2015--Gulf Island Fabrication, Inc. (NASDAQ:GIFI) today reported a net loss of $0.1 million (($0.01) diluted loss per share) on revenue of $124.8 million for its fourth quarter ended December 31, 2014, compared to a net loss of $3.1 million (($0.22) diluted loss per share) on revenue of $135.1 million for the fourth quarter ended December 31, 2013. Net income for the twelve months ended December 31, 2014 was $15.3 million ($1.05 diluted earnings per share) on revenue of $506.6 million, compared to net income of $7.2 million ($0.50 diluted earnings per share) on revenue of $608.3 million.

The company had a revenue backlog of $184.7 million and a labor backlog of approximately 1.7 million man-hours at December 31, 2014, including commitments received through February 25, 2015, compared to a revenue backlog of $252.9 million and a labor backlog of 2.0 million man-hours reported as of September 30, 2014.

SELECTED BALANCE SHEET INFORMATION
(in thousands)
	December 31,	December 31,
	2014	2013
Cash and cash equivalents	$36,085	$36,569
Total current assets	177,110	201,996
Property, plant and equipment, at cost,net	224,777	223,555
Total assets	402,558	426,234
Total current liabilities	77,380	112,275
Debt	-	-
Shareholders' equity	285,798	275,562

“Our margins remain positive both in terms of year over year and fourth quarter 2014 over the comparable quarter 2013 results, as a reflection of the changes we have implemented within our company as we continue to search for ways to improve our project execution,” said Kirk Meche, President and Chief Executive Offer of Gulf Island Fabrication, Inc.

Our fourth quarter 2014 results were negatively impacted by a charge of $3.6 million for an allowance related to a receivable for a large Deepwater hull that was completed in the first quarter of 2014, an impairment charge of $3.2 million related to assets held for sale and a higher effective tax rate for 2014.

The management of Gulf Island Fabrication, Inc. will hold a conference call on Friday, February 27, 2015, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss the Company’s financial results for the quarter ended December 31, 2014. The call is accessible by webcast (www.gulfisland.com) through CCBN and by dialing 1.888.256.0990. A digital rebroadcast of the call is available two hours after the call and ending March 6, 2015 by dialing 1.888.203.1112, replay passcode: 8835519.

Gulf Island Fabrication, Inc., based in Houston, Texas, with fabrication facilities located in Houma, Louisiana, and San Patricio County, Texas, is a leading fabricator of offshore drilling and production platforms, hull and/or deck sections of floating production platforms and other specialized structures used in the development and production of offshore oil and gas reserves. These structures include jackets and deck sections of fixed production platforms; hull and/or deck sections of floating production platforms (such as tension leg platforms “TLPs”, “SPARs”, “FPSOs”, and “MinDOCs”), piles, wellhead protectors, subsea templates and various production, compressor and utility modules, offshore living quarters, towboats, liftboats, tanks and barges. The Company also provides offshore interconnect pipe hook-up, inshore marine construction, manufacture and repair of pressure vessels, heavy lifts such as ship integration and TLP module integration, loading and offloading of jack-up drilling rigs, semi-submersible drilling rigs, TLPs, SPARs, or other similar cargo, onshore and offshore scaffolding, piping insulation services, and steel warehousing and sales.

GULF ISLAND FABRICATION, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended		Three Months Ended	Twelve Months Ended
	December 31,		September 30,	December 31,
	2014	2013	2014	2014	2013

Revenue	$124,760	$135,138	$118,020	$506,639	$608,326
Cost of revenue	113,952	136,913	103,367	462,083	584,665
Gross profit	10,808	(1,775)	14,653	44,556	23,661
General and administrative expenses	10,056	2,598	3,307	20,609	11,555
Operating income (loss)	752	(4,373)	11,346	23,947	12,106

Other income (expense):
Interest expense	35	(70)	(23)	(37)	(237)
Interest income	7	-	1	13	3
Other income (expense)	(1)	(279)	(2)	(99)	(337)
	41	(349)	(24)	(123)	(571)

Income (loss) before income taxes	793	(4,722)	11,322	23,824	11,535

Income taxes	904	(1,612)	3,736	8,504	4,303

Net income (loss)	$(111)	$(3,110)	$7,586	$15,320	$7,232

Per share data:

Basic earnings per share - common shareholders	$(0.01)	$(0.22)	$0.52	$1.05	$0.50

Diluted earnings per share - common shareholders	$(0.01)	$(0.22)	$0.52	$1.05	$0.50

Weighted-average shares	14,518	14,477	14,506	14,505	14,462
Effect of dilutive securities: employee stock options	-	7	-	-	6
Adjusted weighted-average shares	14,518	14,484	14,506	14,505	14,468

Depreciation and amortization included in expense above	$6,743	$6,362	$6,735	$26,436	$25,108

Cash dividend declared per common share	$0.10	$0.10	$0.10	$0.40	$0.40

GULF ISLAND FABRICATION, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)
(in thousands, except per share data)

	Twelve Months Ended
	December 31,
	2014	2013

Operating activities:
Net income	$15,320	$7,232
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	26,436	25,087
Allowance for Doubtful Accounts, net of recoveries	3,168	887
Asset impairment	3,200	-
Anticipated loss on contracts	818	(3,790)
Loss on the sale of assets	85	353
Deferred income taxes	8,264	3,788
Compensation expense - stock comp plans	1,140	672
Excess tax benefits from share-based payment arrangements	-	(116)
Changes in operating assets and liabilities:
Contracts receivable, net	14,963	(55,353)
Contract retainage	111	1,187
Costs and estimated earnings in excess of billings on uncompleted contracts	(6,877)	1,590
Prepaid subcontractor costs	-	33,145
Prepaid expenses and other assets	352	(385)
Inventory	1,189	(6,325)
Accounts payable	(25,782)	16,569
Billings in excess of costs and estimated earnings on uncompleted contracts	(11,625)	9,418
Accrued employee costs	(154)	1,854
Accrued expenses	1,487	(1,462)
Current income taxes	15	3,652
Net cash provided by operating activities	32,110	38,003

Cash flows from investing activities:
Capital expenditures, net	(27,658)	(21,353)
Proceeds on the sale of equipment	929	551
Net cash used in investing activities	(26,729)	(20,802)

Cash flows from financing activities:
Borrowings against notes payable	22,000	45,000
Payments on notes payable	(22,000)	(45,000)
Proceeds from exercise of stock options	-	203
Excess tax benefit from share-based payment arrangements	-	116
Payments of dividends on common stock	(5,865)	(5,839)
Net cash used in financing activities	(5,865)	(5,520)
Net (decrease) increase in cash and cash equivalents	(484)	11,681
Cash and cash equivalents at beginning of period	36,569	24,888
Cash and cash equivalents at end of period	$36,085	$36,569

Supplemental cash flow information:
Interest paid	$169	$843
Income taxes paid (received), net of payments (refunds)	$225	$3,138

CONTACT:
Gulf Island Fabrication, Inc.
Kirk J. Meche, 713-714-6100
Chief Executive Officer
Jeffrey M. Favret, 713-714-6100
Chief Financial Officer